Exhibit 10.3
ALLEGHANY CORPORATION
2010 MANAGEMENT INCENTIVE PLAN
     1. PURPOSE OF THE PLAN. The purpose of the Alleghany Corporation 2010 Management Incentive Plan (the “Plan”) is to allow Alleghany Corporation (the “Company”) to provide incentive compensation bonuses (“Incentive Bonuses”) to its officers, upon whom, in large measure, the sustained progress, growth and profitability of the Company depends. The Plan provides for the award of both Incentive Bonuses that are intended to satisfy the requirements for performance-based compensation (“Qualifying Incentives”) in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), and Incentive Bonuses that are not intended to satisfy such requirements (“Non-Qualifying Incentives”).
     2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). Subject to the provisions of the Plan, the Committee shall have the exclusive authority to (i) select the officers to participate in the Plan, (ii) establish performance goals for Incentive Bonuses, including without limitation, any target, threshold or other level of performance that must be achieved to earn an Incentive Bonus, (iii) determine whether Incentive Bonuses will be Qualifying Incentives or Non-Qualifying Incentives, (iv) establish each Participant’s Incentive Bonus opportunity (or range thereof), (v) determine the amount of the Incentive Bonus payable to any Participant, and (vi) make all other determinations and take all other actions necessary or appropriate for the proper administration and operation of the Plan. Any determination by the Committee on any matter relating to the Plan shall be made in its sole discretion and need not be uniform among Participants. The Committee’s interpretation of the Plan shall be final, conclusive and binding on all parties concerned, including the Company, its stockholders and any Participant.
     3. ELIGIBILITY. Incentive Bonuses under the Plan may be paid to those officers (including officers who are directors) of the Company who shall be selected by the Committee to participate in the Plan after consideration of management’s recommendations (the “Participants”). Participants may receive multiple Incentive Bonuses during the same year under the Plan.
     4. PERFORMANCE PERIODS. Qualifying Incentives shall be payable to a Participant as a result of the satisfaction of performance goals in respect of the calendar year or such other period as is selected by the Committee (a “Performance Period”). Non-Qualifying Incentives may be payable to a Participant as a result of the satisfaction of performance goals in respect of a Performance Period or as a result of the achievement of an individual objective or result, as determined by the Committee in its sole discretion.
     5. INCENTIVE BONUSES.
     (a) Incentive Bonuses. The Committee, in its sole discretion, may grant Incentive Bonuses to any Participant, which Incentive Bonuses may be Qualifying Incentives or Non-Qualifying Incentives. A Participant may be granted one or more

Qualifying Incentives or Non-Qualifying Incentives in respect of the same Performance Period and may be granted both Qualifying Incentives and Non-Qualifying Incentives at the same time or in respect of the same Performance Period. Notwithstanding the foregoing, the grant or payment of any Non-Qualifying Incentive shall not be made contingent on the failure to earn any Qualifying Incentive.
     (b) Qualifying Incentives. Incentive Bonuses granted to any Participant who is a “covered employee” (as defined in Section 162(m) of the Code) for that Performance Period shall be a Qualifying Incentive unless otherwise determined by the Committee in its sole discretion. The right to receive (or retain) any Qualifying Incentive shall be conditional upon the achievement of one or more performance goals established by the Committee in writing at the time such award is granted. Prior to the beginning of each Performance Period, or at such other time no later than such time as is permitted by Section 162(m) of the Code, the Committee shall establish in writing (i) the performance goal or goals upon which a Participant’s Qualifying Incentive shall be based and (ii) after consideration of management’s recommendations, the target (or range of) Qualifying Incentive opportunity for each Participant based upon the attainment of such performance goal or goals. The Committee may provide for a threshold level of performance below which no amount of a Qualifying Incentive will be paid and a maximum level of performance above which no additional Qualifying Incentive will be paid, and it may provide for the payment of differing amounts for different levels of performance. The Committee may provide that a Qualifying Incentive shall be determined as an amount or a percentage of a specified incentive pool based upon operating income, cash flow, earnings before income taxes, net income or other measures constituting a performance goal (as described in Section 5(c)), with such adjustments or exclusions as the Committee may determine; provided, however, that if payment of the Qualifying Incentive is based upon the attainment of one or more performance goals established by the Committee, the Committee may determine the amount of the incentive pool by reference to any measure (whether or not constituting a performance goal) as the Committee deems appropriate. The total amount or percentage of the incentive pool awarded to Participants shall not exceed 100% of the incentive pool, and the amount paid to any Participant from such incentive pool shall not be increased by any amount not paid to any other Participant.
     (c) Qualifying Incentive Performance Goals. Performance goals, which may vary from Participant to Participant and from Qualifying Incentive opportunity to Qualifying Incentive opportunity, shall be based upon the attainment of specific amounts or percentages of, or increases or decreases in, one or more of the following: revenues; operating income; net operating income; cash flow; earnings before income taxes; net income, earnings per share; stockholders’ equity; return or net return on assets, net assets, investments, capital or equity; share price; share price appreciation; underwriting profits; gross or net premiums written; net premiums earned; compound growth in net loss and loss adjustment expense reserves; loss ratio or combined ratio of the Company’s insurance businesses; operating efficiency or strategic business objectives consisting of one or more objectives based on meeting specified cost targets; business expansion goals; goals relating to acquisitions or divestitures; and productivity improvements, all whether applicable to the Company or any relevant subsidiary or business unit or entity in which the Company has a significant investment, or any combination thereof as the Committee may deem appropriate.
          Each performance goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Company or any subsidiary (or any business unit thereof) and/or the past or current performance of other companies or indexes, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, including without limitation, catastrophe losses, realized gains or losses on strategic investments, acquisitions and divestitures, currency fluctuations, discontinued operations, extraordinary items whether of income or expense, accounting and tax changes, and any unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, assets or net assets.
     (d) Qualifying Incentive Determination. As soon as practicable after the end of each Performance Period but before any Qualifying Incentives are paid, the Committee shall certify in writing (i) whether the performance goal or goals were attained and (ii) the amount of the Qualifying Incentive payable to each Participant based upon the attainment of the performance goal or goals established by the Committee. The Committee may determine to grant a Participant a Qualifying Incentive equal to, but not in excess of, the amount specified in the foregoing certification. The Committee may also reduce or eliminate the amount of any Qualifying Incentive of any Participant at any time prior to payment thereof, based on such criteria as it shall determine, including but not limited to individual merit and attainment of, or the failure to attain, specified personal goals established by the Committee. Under no circumstances may the Committee increase the amount of the Qualifying Incentive otherwise payable to a Participant beyond the amount originally established, waive the attainment of the performance goals established by the Committee or otherwise exercise its discretion so as to cause any Qualifying Incentive not to qualify as performance-based compensation under Section 162(m) of the Code.
     (e) Non-Qualifying Incentives. A Non-Qualifying Incentive may be awarded by the Committee to any Participant (including covered employees) at any time before, during or following the completion of any Performance Period and may, but need not, be conditioned upon the achievement of any performance goals established by the Committee. The Committee may increase, decrease or eliminate the amount of any Non-Qualifying Incentive awarded to any Participant at any time prior to payment thereof, based on such criteria as it shall determine, including but not limited to individual merit and attainment of, or the failure to attain or achieve, any performance goals or specified personal goals established by the Committee or management, and the Committee may waive the attainment of or modify the terms of any performance or personal goals established by the Committee or management or otherwise exercise its discretion in any manner with respect to any Non-Qualifying Incentive.

     6. OTHER TERMS OF INCENTIVE BONUSES
     (a) Death or Disability. In the event that a Participant previously awarded or granted an Incentive Bonus shall die or become disabled prior to the payment thereof, the Participant (or in the event of the Participant’s death, the Participant’s beneficiary) shall be entitled to receive such amount, if any, of the Incentive Bonus granted or awarded to the Participant as shall be determined by the Committee in its sole discretion. Nothing contained herein shall preclude the Committee, in its sole discretion, from granting a Non-Qualifying Incentive to any Participant in respect of the Participant’s employment by the Company prior to such Participant’s death or disability.
     (b) Other Terminations of Employment. If a Participant’s employment terminates prior to the end of a Performance Period for any reason other than death or disability, the Participant shall not be entitled to receive any Qualifying Incentive established for the Participant; provided, however, that if the performance goals applicable to such Qualifying Incentive are achieved and certified by the Committee (in accordance with Section 5(d)), the Committee, in its discretion, may determine that the Participant shall be entitled to receive all or any part of the Qualifying Incentive that would be payable to the Participant based upon the achievement of those performance goals. If a Participant previously granted a Non-Qualifying Incentive terminates employment for any reason (other than death or disability), the Committee, in its sole discretion, may determine that such Participant is entitled to receive payment of all or any portion of such Non-Qualifying Incentive.
     (c) Payment. As soon as practicable following the Committee’s determination of the amount of any Qualifying Incentive payable to a Participant (in accordance with Section 5(d)), but no later than December 31st of such year, such Qualifying Incentive shall be paid by the Company in cash to such Participant. A Non-Qualifying Incentive shall be paid in cash promptly (and in any event within two and one-half months) following the date for payment specified by the Committee at the time a Non-Qualifying Incentive is granted. Notwithstanding the foregoing, if the Committee, in its sole discretion, determines that a Participant who died or became disabled shall be entitled to receive an Incentive Bonus, then such Incentive Bonus shall be paid to such Participant (or in the event of the Participant’s death, the Participant’s beneficiary) in cash promptly following the date for payment specified by the Committee at the time the Incentive Bonus is determined by the Committee, but in no event later than March 15th of the year following the year in which such death or disability occurred. Nothing contained in this Plan shall require the acceleration of the time of payment of any Incentive Bonus that the Participant has elected to defer under any deferred compensation plan or arrangement of the Company.
     (d) Annual Maximum. The Qualifying Incentives payable to any Participant pursuant to the Plan in any single calendar year shall not exceed $5 million.

     7. DILUTION AND OTHER ADJUSTMENTS.
          To the extent that a performance goal is based on, or calculated with respect to, the Company’s common stock (such as earnings per share, book value per share or other similar measures), then in the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Company), the Committee shall make or provide for such adjustments in such performance goal as the Committee may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.
     8. MISCELLANEOUS PROVISIONS.
     (a) No Right to Incentive Bonus. Notwithstanding anything contained herein to the contrary, no officer or other person shall have any claim or legally binding right to be paid any Incentive Bonus awarded or granted under the Plan prior to the actual payment thereof, and any Participant who terminates employment (other than due to death or disability) prior to the payment of an Incentive Bonus shall forfeit any right to receive such Incentive Bonus, regardless of the terms of any award or grant or any prior determination by the Committee.
     (b) No Assurance of Employment. Neither the establishment of the Plan nor any action taken thereunder shall be construed as giving any officer or other person any right to be retained in the employ of the Company.
     (c) Withholding Taxes. The Company shall have the right to deduct from all Incentive Bonuses payable hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payments.
     (d) No Transfers or Assignments. No Incentive Bonus under the Plan nor any rights or interests herein or therein shall be assigned, transferred, pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Participant to, any party (other than the Company or any subsidiary), except, in the event of the Participant’s death, to his designated beneficiary as hereinafter provided.
     (e) Beneficiary. Any payments on account of an Incentive Bonus payable under the Plan to a deceased Participant shall be paid to such beneficiary as has been designated by the Participant in writing to the Secretary of the Company or in the absence of such designation, according to the Participant’s will or the laws of descent and distribution.
     (f) Non-exclusivity of Plan. Nothing in the Plan shall be construed in any way as limiting the authority of the Committee, the Board of Directors of the Company, the Company or any subsidiary to establish any other annual or other incentive compensation plan or as limiting the authority of any of the foregoing to pay cash bonuses or other supplemental or additional incentive compensation to any persons employed by the Company, whether or not such person is a Participant in this Plan and regardless of how the amount of such bonus or compensation is determined.
     9. AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors of the Company, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part, whether prospectively or retroactively, including in any manner that adversely affects the rights of Participants; provided, however, that no amendment with respect to, or affecting, Qualifying Incentives that would require the consent of the stockholders of the Company pursuant to Section 162(m) of the Code shall be effective without such consent.
     10. LAW GOVERNING. The validity and construction of the Plan shall be governed by the laws of the State of New York, but without regard to the conflict laws of the State of New York except to the extent that such conflict laws require application of the laws of the State of Delaware.
     11. EFFECTIVE DATE. The Plan shall be effective when approved by the stockholders of the Company in accordance with Section 162(m) of the Code.